Exhibit (d)(23)

AMENDMENT NO. 1

TO INVESTMENT SUBADVISORY AGREEMENT

(Thrivent Mutual Funds)

Amendment No. 1 to INVESTMENT SUBADVISORY AGREEMENT, dated as of February 29, 2008 (the “Agreement”), by and among Thrivent Asset Management, LLC, Thrivent Mutual Funds and Victory Capital Management Inc. (the “Sub-adviser”).

The Agreement is hereby amended, effective as of May 31, 2011, as follows:

Schedule I to the Agreement is hereby deleted in its entirety and replaced with Exhibit A to this Amendment.

Except as modified herein, all terms and conditions of the Agreement remain in full force and effect.

THRIVENT ASSET MANAGEMENT, LLC

By:	/s/ Russell W. Swansen
Name:	Russell W. Swansen
Title:	President

THRIVENT MUTUAL FUNDS

By:	/s/ Russell W. Swansen
Name:	Russell W. Swansen
Title:	President

VICTORY CAPITAL MANAGEMENT INC.

By:	/s/ Michael Policarpo
Name:	Michael Policarpo
Title:	Senior Managing Director

EXHIBIT A

Schedule I

Dated May 31, 2011

Sub-advisory Fees

Compensation pursuant to Paragraph IV of this Subadvisory Agreement shall be payable monthly in arrears and calculated in accordance with the following schedule applied to aggregate average daily net assets that are subject to the Sub-adviser’s investment discretion in the Thrivent Partner Worldwide Allocation Fund:

Average Daily Net Assets*	Rate**
First $25 million	95 bp
Next $75 million	85 bp
Next $50 million	80 bp
Next $100 million	75 bp
Over $250 million	70 bp

*	When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate, e.g., if average daily net assets are $30 million, a rate of 95 bp would apply to $25 million and a rate of 85 bp would apply to $5 million.
**	Solely for purposes of calculating the fees payable under this Fee Schedule, the value of the average daily net assets of the Fund that are subject to the Sub-adviser’s investment discretion shall be aggregated with the value of the average daily net assets of the Thrivent Partner Worldwide Allocation Portfolio that are subject to the Sub-adviser’s investment discretion.